UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2022

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Louisiana St, Suite 2100

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	TRGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

The information contained in the following Item 8.01 related to, and the accompanying, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On April 18, 2022, Targa Resources Corp. (the “Company”) announced that it will deliver a notice of redemption to the holders of 9.5% Series A Preferred Stock (the “Series A Preferred Stock”) of the Company to call for redemption on May 3, 2022 (the “Redemption Date”) all of the issued and outstanding Series A Preferred Stock pursuant to and in accordance with that certain Certificate of Designations of Series A Preferred Stock of the Company, dated as of March 16, 2016. Following the redemption, there will be no Series A Preferred Stock outstanding, dividends on the Series A Preferred Stock will cease to accumulate and all rights of the holders of shares of Series A Preferred Stock will terminate, except the right of such holders to receive the Redemption Consideration (as defined below). The Series A Preferred Stock called for redemption will be redeemed on the Redemption Date at a per share price of $1,050 per share of Series A Preferred Stock (the “Liquidation Preference”), plus $8.87 per share, which is the amount of accrued and unpaid dividends from April 1, 2022 up to, but not including, the Redemption Date (the “Preferred Dividend” and, together with the Liquidation Preference, the “Redemption Consideration”). The aggregate Redemption Consideration is approximately $973.4 million. The Redemption Consideration does not include dividends with respect to the quarterly period ending March 31, 2022, which will be paid prior to the Redemption Date on May 2, 2022.

This report shall not constitute a notice of redemption with respect to or an offer to tender for or purchase or sell (or the solicitation of an offer to tender for or purchase or sell) any securities.

Statements in this report that are not historical facts, including but not limited to those relating to the proposed redemption and amounts to be used for the redemption, are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the terms of the redemption, other sources and uses of funds for the Company, actions by the holders of shares of Series A Preferred Stock, results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its other filings with the U.S. Securities and Exchange Commission.

On April 18, 2022, the Company issued a news release announcing the redemption of Series A Preferred Stock. A copy of the news release is attached hereto, furnished as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release dated April 18, 2022, announcing the redemption of Series A Preferred Stock.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: April 18, 2022	By:	/s/ Jennifer R. Kneale
Jennifer R. Kneale
Chief Financial Officer